SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                     FILED PURSUANT TO SECTION 8 (a) OF THE
                         INVESTMENT COMPANY ACT OF 1940


     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such Notification of Registration submits the following information:

Name:

     GARTMORE MARKET NEUTRAL FUND LLC

Address of Principal Business Office (No. & Street, City, State, Zip Code):

                                 1200 River Road
                             Conshohocken, PA 19428

Telephone Number (including area code):

                                 (484) 530-1300

Name and Address of Agent for Service of Process:

                                SR SERVICES, LLC
                       919 North Market Street, Suite 600
                              Wilmington, DE 19801


Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8 (b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                                 Yes [X] No [ ]

Pursuant to the requirement of the Investment Company Act of 1940, the Registrant has caused this notification of Registration to be duly signed on its behalf in the Township of Whitemarsh, County of Montgomery, Commonwealth of Pennsylvania, on the 24th day of February, 2003.


                                 Gartmore Market Neutral Fund LLC



                                 BY: /s/   Gerald J. Holland
                                     ----------------------------------------
                                     Acting President, Treasurer and Director


ATTEST:/s/ Thomas R. Hickey, Jr.
       -------------------------